                                                                    EXHIBIT 2.16


                         AGREEMENT AND PLAN OF MERGER



                                BY AND BETWEEN



                              IXL HOLDINGS, INC.,

                            IXL-LOS ANGELES, INC.,

                                 DIGITAL PLANET

                                      AND

                           THE DIGITAL SHAREHOLDERS



                           DATED AS OF MAY 12, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is entered into this 12th day of May, 1998, by and between DIGITAL PLANET, a California corporation ("Digital"), IXL HOLDINGS, INC., a Delaware corporation ("Parent"), iXL-LOS ANGELES, INC., a Delaware corporation, or its successors or assigns ("Sub"), and the shareholders of Digital as listed on the signature page hereto (the "Digital Shareholders").

                               R E C I T A L S:
                               - - - - - - - -

     A. Digital is engaged in the business of developing internet sites and furnishing internet services, including website maintenance (the "Digital Business").

     B. Digital and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

     C. The Digital Shareholders collectively own 100% of the issued and outstanding capital stock of Digital (the "Digital Stock").

     D. The respective Boards of Directors of Parent, Sub and Digital, and the respective shareholders of Sub and Digital, have approved the Merger, upon the terms and subject to the conditions set forth herein.

     E. The parties hereto intend for the Merger to qualify, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) Digital shall be merged with and into Sub, (b) the separate existence of Digital shall cease, and
(c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-Los Angeles, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation".

     1.2 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305, or at such other place as the parties may agree, at such time as the parties agree ("Closing Date").

     1.3 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (a) a certificate of merger (the "Delaware Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"); and (b) a copy of the Delaware Certificate of Merger to be filed with the office of the Secretary of State of the State of California in accordance with the provisions of the California Corporations Code (the "CCC"). When used in this Agreement, the term "Effective Time" shall mean the time when the Delaware Certificate of Merger has been accepted for filing by the Secretary of State of the States of Delaware and California, respectively, or such time as otherwise specified in the Certificate of Merger.

     1.4 EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL and the CCC. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub, a form of which is attached hereto on Schedule 5.1, shall be the
                                           ------------
Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 BYLAWS. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub are included on Schedule 5.1 hereto.
                                     ------------

     2.3 BOARD OF DIRECTORS; OFFICERS. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.1  MERGER CONSIDERATION.  As of the Effective Time:


          (a) All shares of Digital Stock owned by Digital shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Digital or Sub, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Each issued and outstanding share of Digital Stock (other than any Dissenting Shares, as defined in Section 3.2 hereof) shall, upon surrender to Sub, at the Closing, of the underlying share certificates, be converted into, and become exchangeable for, a number of shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") based on the following equation:

                                                                 D + R
                                                                 -----
                                PS=     800,000       -         $5.00
                                        ------------------------------
                                                   X + W + O
     where:

          PS  =    the number of shares of Parent Stock for which each share of
                   Digital Stock shall be exchanged pursuant to the Merger
                   (collectively, for all X, the "Merger Consideration")

          X   =    the number of shares of issued and outstanding Digital Stock on the date hereof

          D   =    the outstanding indebtedness of Digital (including, without limitation, debt for borrowed money and accrued interest
                   thereon, accounts payable and accrued expenses; but excluding
                   (i) any indebtedness to Colonial Pacific Leasing Corp
                   pursuant to Lease No. 311705001, dated January 8, 1998, as amended (the "CPL Lease"); (ii) one half of the contingent liability described in the item on Schedule 4.8 hereto; and
                                                      ------------
                   (iii) liability under the Office Lease, dated as of July 29, 1997 (the "Office Lease"), between MPI, Ltd. and Digital) as of the date three business days prior to the Closing, all as determined in accordance with generally accepted accounting principles ("GAAP") (the "Digital Debt")

          R      =    amounts paid, if any, to redeem outstanding stock,
                      warrants or options of Digital on or after January 13,
                      1998

          $5.00  =    the per share value of the Parent Stock

          W      =    the total number of warrants to acquire Digital Stock
                      outstanding on the date hereof and which are being exchanged for a specified number of warrants to purchase
                      Parent Stock as set forth in Section 6.3(b) hereof

          O      =    the total number of options to purchase Digital Stock
                      outstanding on the date hereof and which are being exchanged for a specified number of options to purchase
                      Parent Stock as set forth in Section 6.3(b) hereof.

          (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, officer or director of Digital or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) As additional consideration for the Merger, each issued and outstanding Digital Stock Right (as defined in Section 6.3(a) hereof) shall be surrendered and exchanged for a specified number of options or warrants to purchase Parent Stock, as applicable, as set forth in Section 6.3(b) hereof.

    3.2 DISSENTING SHARES. Notwithstanding any provisions of this Agreement to the contrary, any shares of Digital Stock held by a Dissenting Shareholder (as hereinafter defined) shall not be canceled as described in Section 3.1(b) hereof, but instead shall be converted into the right to receive the consideration due a Dissenting Shareholder pursuant to the DGCL or CCC, as applicable; provided, however, that if a Dissenting Shareholder shall fail to perfect his demand, withdraw his demand or otherwise lose his right for appraisal under the terms of the DGCL or the CCC, as applicable, the Digital Stock held by such Dissenting Shareholder (the "Dissenting Shares") shall be deemed to be canceled as of the Effective Time in accordance with the provisions of Section 3.1 hereof. Digital shall not voluntarily make any payment with respect to, settle, or offer to settle or otherwise negotiate, any such demands. All amounts paid to Dissenting Shareholders shall be paid without interest thereon (to the extent permitted by applicable law) by the Surviving Corporation. For purposes of this Agreement, the term "Dissenting Shareholder" shall mean a Digital Shareholder who (a) objects to the Merger; and (b) complies with the applicable provisions of the DGCL and CCC concerning dissenter's rights.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of certificates theretofore evidencing Digital Stock shall cease to have any rights as stockholders of Digital, except as provided herein or by law.

     3.4 CLOSING OF THE DIGITAL'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of Digital shall be closed and no transfer of Digital Stock shall be made thereafter. If after the Effective Time, certificates for Digital Stock are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for an amount of Parent Stock as set forth in Section 3.1 hereof, subject to applicable law in the case of Dissenting Shares.

     3.5 ESCROW OF PARENT STOCK. Notwithstanding the provisions of Section 3.1 hereof, 100,000 shares of Parent Stock ("Escrow Stock," including, if applicable for the period during which it is subject to the Escrow Agreement as hereinafter defined, an appropriate adjustment for any dividend, distribution, reclassification, subdivision or combination with respect to Parent Stock) shall be held in escrow for a period of up to six months, pursuant to the terms of the Escrow Agreement attached hereto as Exhibit "I" between the Digital
                                    ----------
Shareholders, SunTrust Bank, Atlanta, Georgia ("Escrow Agent"), and Parent ("Escrow Agreement"), pending the determination of any liability related to the Office Lease. At the end of the six month escrow period, if Parent and (on behalf of the Digital Shareholders) the Controlling Shareholders have yet to agree on the disposition of the Escrow Stock in accordance with the Escrow Agreement, then Parent will cause Price Waterhouse LLP to determine the extent, if any, of such liability, which determination shall be binding on Parent and the Digital Shareholders. The Digital Shareholders and Parent agree that, to the extent of such liability, a corresponding portion of the Escrow Stock (valued at $5.00 per share) shall be considered subtracted from the Merger Consideration; Parent and the Digital Shareholders shall notify the Escrow Agent accordingly, and, pursuant to the Escrow Agreement, (i) such Escrow Stock shall be returned to Parent; and (ii) any remaining Escrow Stock will be delivered to the Digital Shareholders, pro rata in accordance with the number of shares of Parent Stock received in the Merger.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF DIGITAL

     Digital, and Joshua Greer and Paul Grand (collectively the "Controlling Shareholders"), jointly and severally, represent and warrant to Parent and Sub the representations and warranties set forth in this Article IV, other than the representations and warranties specifically enumerated in the following sentence. In addition, the Digital Shareholders (including the Controlling Shareholders) individually (but not jointly and severally) make the representations and warranties that are stated in this Article IV to be made by the Digital Shareholders (specifically, the representations and warranties contained in Sections 4.2, 4.3(b), 4.5, 4.31, 4.32, 4.33 and 4.34 hereof). The representations and warranties contained in this Article IV shall survive the Closing in accordance with Section 9.1 of this Agreement.

     4.1 ORGANIZATION AND QUALIFICATION. Digital is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Digital has the requisite corporate power and authority to carry on the Digital Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Articles of Incorporation and Bylaws of Digital as in effect on the date hereof are attached as Schedule 4.1 hereto. The minute book of Digital, a true
                       ------------
and complete copy of which has been delivered to Parent, (a) accurately reflects all action taken by the directors and shareholders of Digital at meetings of Digital's Board of Directors or shareholders, as the case may be; and (b) contains true and complete copies of, or originals of, the respective minutes of all meetings or consent actions of the directors or shareholders.

     4.2 AUTHORITY. Digital has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Digital have been duly and validly authorized and approved by Digital's Board of Directors and the Digital Shareholders, and no other corporate or shareholder proceedings on the part of Digital, its Board of Directors or the Digital Shareholders is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Digital and each Digital Shareholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Digital and each Digital Shareholder, enforceable against Digital and each Digital Shareholder in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3  CAPITALIZATION.

          (a) The authorized capital stock of Digital consists of (i) 40,000,000 shares of common stock, no par value, of which 9,580,000 shares are validly issued and outstanding, fully paid and nonassessable; and (ii) 10,000,000 shares of preferred stock, no par value, of which 1,966,163 have been designated as Series A Preferred Stock, of which 811,596 shares are validly issued and outstanding, fully paid and nonassessable. All outstanding capital stock of Digital was issued in accordance with applicable federal and state securities laws. Except as set forth on Schedule 4.3(a) hereto, there are no options,
                              ---------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Digital to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Digital has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Digital. Schedule 4.3(a)
                                                           ---------------
hereto sets forth a list of all holders of record of Digital Stock, Digital Stock Rights (as defined in Section 6.3(a) hereof), the number of shares held by each Digital Shareholder and the number of shares of capital stock of Digital represented by such Digital Stock Rights, and the exercise price for each such Digital Stock Right.

          (b) All of the issued and outstanding shares of capital stock of Digital are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3(b) hereto, each Digital Shareholder represents and warrants that
   ---------------
the Digital Stock held by such Digital Shareholder is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxies or other voting agreements, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien").

     4.4  SUBSIDIARIES.  Except as set forth on Schedule 4.4 hereto, Digital has
                                                ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     4.5  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 4.5 hereto, none of the execution and delivery of this Agreement by
------------
Digital or the Digital Shareholders, the consummation by Digital and the Digital Shareholders of the transactions contemplated hereby or compliance by Digital with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Incorporation or Bylaws of Digital;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Digital or the Digital Shareholders, or by which Digital or its properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which Digital is a party or by which Digital or its properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Digital; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent") (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL and the CCC; or (ii) any other individual or Entity (collectively, a "Person"), except in either case for any Consent which has previously been obtained.

     4.6 FINANCIAL STATEMENTS. Digital has heretofore furnished Parent with a true and complete copy of (a) the audited financial statements of Digital for the period from October 24, 1994 to September 30, 1995 and for the year ending September 30, 1996; and (b) the unaudited financial statements of Digital for the year ending September 30, 1997 and the three month period ending December 31, 1997 (collectively herein referred to as the "Digital Financial Statements").

Except as disclosed therein, the Digital Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year-end adjustments in the case of the Digital Financial Statements for the period ending December 31, 1997) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of Digital as of the dates, and during the periods, indicated therein.

     4.7  ABSENCE OF CHANGES.  Except as provided in Schedule 4.7 hereto and
                                                     ------------
except as contemplated by this Agreement, since December 31, 1997, (a) Digital has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material assets or properties of Digital; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any shareholder of Digital in respect of its stock, whether in cash or property, and
(ii) no purchase or redemption of any shares of the capital stock of Digital;
(d) there has been no declaration, payment, or commitment for the payment, by Digital, of a bonus or other additional salary, compensation, or benefit to any employee of Digital that was not in the ordinary course of business, except for normal year-end bonuses and salary increases paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debts to or claims by Digital, or waiver of any rights of Digital; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any assets of Digital (other than Digital Accounts Receivable (as defined in Section 4.26 hereof) written down in the ordinary course of business in excess of $10,000 for any single Digital Account Receivable and $25,000 in the aggregate); (h) there has been no material damage, destruction or loss of physical property (whether or not covered by insurance) adversely affecting the Digital Business or the operations of Digital; (i) there has been no loan by Digital, or guaranty by Digital of any loan, to any employee of Digital; (j) Digital has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Digital; (k) there has been no termination or resignation of any key employee or officer of Digital, and to the knowledge of Digital, no such termination or resignation is threatened; (l) there has been no material amendment or termination of any material oral or written contract, agreement or license related to the Digital Business, to which Digital is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated by this Agreement; (m) Digital has not failed to satisfy any of its debts, obligations or liabilities related to the Digital Business or the assets of Digital as the same become due and owing (except for Digital Accounts Payable (as defined in Section 4.27 hereof), payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by Digital to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining specifically to and materially and adversely affecting the assets, business or financial condition of Digital.

     4.8  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 4.8 hereto,
                                                           ------------
Digital has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Digital; (b) liabilities reflected on the Digital Financial Statements; and
(c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     4.9  TITLE TO PROPERTIES.  Except as set forth on Schedule 4.9 hereto,
                                                       ------------
Digital has good and marketable title to all tangible property and assets used in the Digital Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 9.12 hereof).

     4.10 EQUIPMENT. Digital has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the Digital Business in the manner in which it has been and is now operated by Digital ("the Digital Equipment"), except for personal property having a net book value of less than $5,000. Except as set forth on Schedule 4.10 hereto,
                                                        -------------
each material item of Digital Equipment is in good condition and repair, ordinary wear and tear excepted.

     4.11 INTELLECTUAL PROPERTY.

          (a) Digital has heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by Digital in the conduct of the Digital Business (together with trade secrets and know how used in the conduct of the Digital Business, the "Digital Intellectual Property Rights"). Digital owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the Digital Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Digital, threatened, that Digital is infringing or otherwise adversely affecting the rights of any Person with regard to any Digital Intellectual Property Right. Except as set forth on Schedule 4.11
                                                                   -------------
hereto, to the knowledge of Digital, no Person is infringing the rights of Digital with respect to any Digital Intellectual Property Right. To the knowledge of Digital, neither Digital nor any employee, agent or independent contractor of Digital, in connection with the performance of such Person's services with Digital, has used, appropriated or disclosed, directly or indirectly, any trade secrets or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person. To the knowledge of Digital, use of the name "Digital Planet" by Digital does not infringe upon the rights of any Person.

          (b) Digital has heretofore furnished Parent with a true and complete list of all material computer software used by Digital in the conduct of the Digital business (the "Digital Software"). Digital currently licenses, or otherwise has the legal right to use, all of the Digital Software (including any upgrades, alterations or enhancements with respect thereto), and all of the Digital Software is being used in compliance with any applicable licenses or other agreements.

     4.12 REAL PROPERTY.  Except as set forth on Schedule 4.12 hereto:
                                            -------------
          (a) Digital has good and valid leasehold interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the Digital Business (the "Digital Real Property"). Digital owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on Digital's interest in any of the
   -------------
Digital Real Property.

          (b) There are no parties in possession of any portion of the Digital Real Property other than Digital, whether as sublessees, subtenants at will or trespassers.

          (c) To the knowledge of Digital, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the Digital Leases (as hereinafter defined), any material expenditure by Digital to modify or improve any of the Digital Real Property to bring it into compliance therewith.

     4.13 LEASES  Schedule 4.13 hereto sets forth a list of all leases pursuant
                  -------------
to which Digital leases, as lessor or lessee, real or personal property used in operating the Digital Business or otherwise (the "Digital Leases"). Copies of the Digital Leases, which have previously been provided to Parent, are true and complete copies thereof. All of the Digital Leases are valid, binding and enforceable against Digital and, to the knowledge of Digital, against the other parties thereto, in accordance with their respective terms, and there is not under any such Digital Lease any existing default by Digital, or, to the knowledge of Digital, by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. Digital has not received written notice that the lessor of any of the Digital Leases intends to cancel, suspend or terminate the Digital Leases or to exercise or not exercise any options under any of the Digital Leases.

     4.14 CONTRACTS.  Schedule 4.14 hereto sets forth a true and complete list
                      -------------
of all contracts, agreements and commitments (whether written or oral) to which Digital is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it is otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to Digital Intellectual Property Rights and the like (collectively, the "Digital Contracts"); excepting only those Digital Contracts which involve less than $10,000 and are cancelable, without penalty, on no more than 90 days notice. Digital represents and warrants that the aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which Digital is a party or by which it is otherwise bound, and that are not listed on Schedule 4.14 hereto, is less
                                                  --------------------
than $50,000 (calculating such value by adding together the value of rights and obligations, and not by determining the net amount thereof).

     True and complete copies of each Digital Contract (or a true and complete narrative description of any oral Digital Contract) have previously been provided to Parent. Neither Digital nor, to the knowledge of Digital, any other party to any of the Digital Contracts, (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Digital Contracts, or (y) has waived any right it may have under any of the Digital Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition or prospects of Digital. All of the Digital Contracts constitute the valid and binding obligations of Digital, enforceable in accordance with their respective terms, and, to the knowledge of Digital, of the other parties thereto.

     4.15 DIRECTORS AND OFFICERS.  Schedule 4.15 hereto sets forth a list, as of
                                   -------------
the date of this Agreement, of the name of each director and officer of Digital and the offices held by each.

     4.16 PAYROLL INFORMATION. Digital has previously provided Parent with a true and complete copy of the payroll report of Digital dated March 6, 1998, showing all current employees of Digital and their current levels of compensation, other than bonuses and other extraordinary compensation. Digital has paid all compensation required to be paid to employees of Digital on or prior to the date hereof other than compensation accrued in the current pay period.

     4.17 LITIGATION.  Except as set forth on Schedule 4.17 hereto, there is no
                                              -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Digital, threatened against or affecting Digital or the Digital Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Digital.

     4.18 EMPLOYEE BENEFIT PLANS/LABOR RELATIONS.

          (a) Except as disclosed in Schedule 4.18 hereto, there are no employee
                                     -------------
benefit plans, agreements or arrangements maintained by Digital, including, without limitation, (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "Digital Benefit Plans"). All Digital Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Digital under any Digital Benefit Plans.

          (b) Digital is not a party to any collective bargaining agreement, no collective bargaining agent has been certified as a representative of any of the employees of Digital, to the knowledge of Digital, no representation campaign or election is now in progress with respect to any employee of Digital; and there are no material labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Digital, threatened, relating to or affecting the Digital Business. To the knowledge of Digital, no event has occurred that could give rise to any such material dispute, controversy, strike or request for representation.

     4.19 ERISA.

          (a) All Digital Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of Digital Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Digital Benefit Plan is subject to Title IV of ERISA or
Section 412 of the Code. Digital has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Digital Benefit Plans that would subject Digital to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Digital has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto
                                                          -------------
or pursuant to the terms of Digital Benefit Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Digital, (ii) increase any benefits otherwise payable under any Digital Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

          (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Digital Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with Digital under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the date hereof. Digital has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Digital Benefit Plan that remains unpaid.

     4.20 TAXES.

          (a) Digital has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Digital on or prior to the date hereof. Digital has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Digital (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the Digital Financial Statements). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

          (b) Digital is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

          (c) Digital has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and Digital has not agreed or been requested to make any adjustment under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

     4.21 COMPLIANCE WITH APPLICABLE LAWS. Digital holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Digital, as appropriate, and to carry on the Digital Business as now conducted (the "Digital Permits"). To the knowledge of Digital, Digital is in material compliance with all applicable laws, ordinances and regulations and the terms of the Digital Permits. Except as set forth on Schedule 4.21 hereto, all of the
                                             -------------
Digital Permits are fully assignable by Digital in connection with the Merger.
Schedule 4.21 hereto sets forth and true and complete list of all Digital
-------------
Permits, true and complete copies of which have previously been provided to Parent.

     4.22 BOARD OF DIRECTORS/SHAREHOLDER CONSENT. Both the Board of Directors of Digital and the Digital Shareholders have adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     4.23 BROKERS.  Except as set forth on Schedule 4.23 hereto, no broker or
                                           -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Digital.

     4.24 ENVIRONMENTAL MATTERS.

          (a) To the knowledge of Digital, no real property currently or formerly owned or operated by Digital is contaminated with any Hazardous Substances (as hereinafter defined);

          (b) Digital is not a party to any litigation or administrative proceeding nor, to the knowledge of Digital, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that Digital (i) violated any Environmental Laws (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other response action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substances; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substances.

          (c) To the knowledge of Digital, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by Digital containing materials that, if known to be present in soils or ground water, would require cleanup, removal or other remedial action under Environmental Laws.

          (d) To the knowledge of Digital, Digital is not subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws.

          (e) For purposes of this Agreement, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements), relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including, without limitation, any petroleum products, asbestos or polychlorinated biphenyls.

          4.25 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as provided in Schedule 4.25 hereto, no officer, director or shareholder of
            -------------
Digital, or, to the knowledge of Digital, any employee of Digital, and no family member as defined for purposes of Release No. 34-7793 pursuant to the Securities Exchange Act of 1934, as amended, of any of the foregoing (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of Digital, or in any Person from whom or to whom Digital leases any real or personal property, or in any other Person with whom Digital is doing business, whether directly or indirectly (including, without limitation, as a debtor or creditor), whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations.

     4.26 ACCOUNTS RECEIVABLE. All accounts, notes, contracts and other receivables of Digital (collectively, "Digital Accounts Receivable") were acquired by Digital in the ordinary course of business arising from bona fide transactions. Except as set forth on Schedule 4.26 hereto, to the knowledge of
                                     -------------
Digital, there are no set-offs, counterclaims or disputes asserted with respect to any Digital Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Digital Financial Statements and, to the knowledge of Digital, subject to such reserve, all Digital Accounts Receivable are collectible in full. Digital has previously provided Parent with a true and complete aging report prepared as of December 31, 1997, which shows the time elapsed since invoice date for all Digital Accounts Receivable as of such date.

     4.27 ACCOUNTS PAYABLE. Except as set forth on Schedule 4.27 hereto, all
                                                   -------------
material accounts, notes, contracts and other amounts payable of Digital (collectively, "Digital Accounts Payable") are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days. Digital has previously provided Parent with a true and complete aging report prepared as of December 31, 1997, which shows the time elapsed since invoice date for all Digital Accounts Payable as of such date.

     4.28 INSURANCE. Digital currently maintains, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Digital Business or the ownership of Digital's property (both real and personal) (collectively, the "Digital Insurance Policies"). The Digital Insurance Policies are listed on Schedule 4.28 hereto, and true and compete copies of all
                       -------------
Digital Insurance Policies have previously been provided to Parent. Digital (a) is not in default regarding the provisions of any Digital Insurance Policy; (b) has paid all premiums due thereunder;

and (c) has not failed to present any notice or present any material claim thereunder in a due and timely fashion.

     4.29 BANKRUPTCY. Digital has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     4.30 DIGITAL DEBT. As of the date hereof, the Digital Debt is not in excess of $1.5 million.

     4.31 INVESTMENT PURPOSE; ACCREDITED INVESTORS OR PURCHASER REPRESENTATIVE.
(a) Each Digital Shareholder represents that he (i) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (ii) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement"); (b) Each Digital Shareholder identified on Schedule
                                                                       --------
4.31 hereto as an accredited investor further represents that he is an
----
"accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act; and (c) Each Digital Shareholder identified on Schedule 4.31 hereto as not an
                                               -------------
accredited investor further represents that (i) John F. Taylor is his Purchaser representative (the "Purchaser representative") as such term is defined in Rule 501 of Regulation D under the Securities Act; and (ii) the Purchaser representative (A) is not an affiliate, director, officer or other employee of Parent, or beneficial owner of 10% or more of any class of the equity securities of, or 10% or more of the equity interest in, Parent; (B) has such knowledge and experience in financial and business matters that he is capable of evaluating, alone, or together with such Digital Shareholder, the merits and risks of the prospective investment in Parent Stock; (C) has been acknowledged by such Digital Shareholder in writing, during the course of the Merger, to be his purchaser representative in connection with evaluating the merits and risks of the prospective investment in Parent Stock; and (D) has disclosed to such Digital Shareholder in writing a reasonable time prior to the Closing any material relationship between the Purchaser representative or his affiliates and Parent or its affiliates that exists, is mutually understood to be contemplated, or has existed at any time during the previous two years, and any compensation received or to be received as a result of such relationship.

     4.32 RESTRICTIONS ON TRANSFER.  Each Digital Shareholder acknowledges that
(a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and each Digital Shareholder must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

     4.33 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. (a) Each Digital Shareholder represents and warrants that (i) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; and (ii) he can afford to suffer the complete loss of such Parent Stock; (b) Each Digital Shareholder identified on Schedule 4.31 hereto as an accredited investor further represents
              -------------
that (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; (iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Private Placement Memorandum of Parent dated February 27, 1998, as revised as of May 5, 1998 (the "Memorandum"), (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger; and (c) Each Digital Shareholder identified on Schedule 4.31 hereto as not an accredited investor further
              -------------
represents that, either alone or with the Purchaser representative, (i) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (ii) his knowledge and experience in financial business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock;
(iii) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (iv) he (A) has reviewed the Memorandum, (B) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries, and (C) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

     4.34 DISCLOSURE. No statement of fact by Digital or the Controlling Shareholders contained in this Agreement and no written statement of fact furnished by Digital or the Controlling Shareholders to Parent or Sub pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not materially misleading.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Each of Parent and Sub jointly and severally represents and warrants to Digital and the Digital Shareholders, which representations and warranties shall survive the Closing in accordance with Section 9.1 of this Agreement, as follows:

     5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and its Subsidiaries (as defined in Section 9.12 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached as Schedule 5.1 hereto.
                                                ------------

     5.2 AUTHORITY. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective Board of Directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by Digital and the Digital Shareholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     5.3  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.  Except as set forth on
Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

          (e)  require any Consent of (i) any Governmental Entity (except for
(x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL and the CCC); or (ii) any other Person, except in either case for any Consent which has previously been obtained.

     5.4  LITIGATION.  Except as set forth on Schedule 5.4 hereto, there is no
                                              ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

     5.5  BROKERS.  Except as disclosed on Schedule 5.5 hereto, no broker or
                                           ------------
finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     5.6  PARENT STOCK

          (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 8,869,010 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant to (I) this Agreement, (II) the Agreement and Plan of Merger, dated as of May 4, 1998, among Parent, iXL-New York, Inc., Micro Interactive, Inc. ("Micro") and the shareholders of Micro identified therein (the "Micro Merger"), which Agreement is anticipated to close on or about May 15, 1998, or (III) the proposed Agreement and Plan of Merger among Parent, Sub, Spin Cycle Entertainment ("SCE") and the shareholders of SCE identified therein (the "SCE Merger"), which Agreement is anticipated to be executed and delivered, and closed, on or about May 7, 1998), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 172,452 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule
                                                                      --------
5.6 hereto, there are no options, warrants, calls, agreements, commitments or
---
other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

          (b) The holders of record immediately prior to the Effective Time of the outstanding shares of capital stock of Parent, together with the number of shares of capital stock then outstanding, are set forth on Schedule 5.6 hereto.
                                                           ------------

          (c) When delivered to the Digital Shareholders in accordance with the terms hereof, the Parent Stock will (i) be duly authorized, fully paid and nonassessable, and (ii) be free and clear of all Liens other than restrictions imposed by the Stockholders Agreement and by federal and state securities laws.

     5.7  SUBSIDIARIES.  Except as set forth on Schedule 5.7 hereto, Parent has
                                                ------------
no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 hereto lists the name of each of the Subsidiaries of
             ------------
Parent, and indicates their respective jurisdictions of incorporation.

     5.8 FINANCIAL STATEMENTS. Parent has heretofore furnished Digital with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996; and
(d) the audited consolidated financial statements for Parent and its Subsidiaries, dated December 31, 1997 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flows of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared each in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

     5.9  UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 5.9 hereto,
                                                           ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     5.10 COMPLIANCE WITH APPLICABLE LAWS. Parent or its Subsidiaries holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's and the Subsidiaries' business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

     5.11 BOARD OF DIRECTORS/SHAREHOLDER CONSENTS. Both the Board of Directors of Parent and the Board of Directors and shareholder of Sub have, by unanimous written consent, adopted and approved this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

     5.12 BANKRUPTCY. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     5.13 ABSENCE OF CHANGES.  Except as provided in Schedule 5.13 hereto, since
                                                     -------------
December 31, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (e) any material change in its accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.14 TAXES. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the date hereof. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     5.15 DISCLOSURE. No statement of fact by Parent or Sub contained in this Agreement and no written statement of fact furnished or to be furnished by Parent or Sub to Digital pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 PUBLIC ANNOUNCEMENTS. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including, without limitation, applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated by this Agreement shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent and the Digital Shareholders.

     6.2 TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES AND EXPENSES. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

     6.3  OPTION/WARRANTS.

          (a) Digital hereby covenants and agrees that at the Effective Time, all of the outstanding options, warrants and other rights to purchase capital stock of Digital (all of which are set forth on Schedule 4.3(a) hereto)
                                                ---------------
(collectively, the "Digital Stock Rights") shall have been properly canceled, and, except for the right to receive options or warrants (as the case may be) to acquire Parent Stock described in Section 6.3(b) below, all rights and obligations thereunder shall have been terminated.

          (b) Parent hereby covenants and agrees that, at the Effective Time, each of the holders of Digital Stock Rights shall receive, as appropriate, either (i) options to purchase that number of shares of validly issued, fully paid and nonassessable Parent Stock, at an exercise price per share as is set forth on Schedule 6.3(b) hereto, all of which shall have been issued pursuant to
         ---------------
the IXL Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan"); and/or (ii) warrants to purchase that number of shares of validly issued, fully paid and nonassessable Parent Stock, at an exercise price per share, as is set forth on Schedule 6.3(b); provided, however, that with respect
                          ---------------
to either of the foregoing, if for any reason any such options or warrants shall not fully vest in accordance with the terms of the award thereof, or are not exercised within the time period provided therein, and therefore expire or are cancelled, then in that event shares of Parent Stock equal to the number of shares of Parent Stock subject to such expired or cancelled option or warrant shall be issued to the Digital Shareholders without the payment of any additional consideration therefor, pro rata in accordance with the number of shares of Parent Stock received in the Merger.

     6.4 EMPLOYMENT. For a period of one year following the Closing, the Surviving Corporation shall enter into an employment agreement with Joshua Greer, at a compensation level equal to or greater than that which he is currently being paid by Digital. The Surviving Corporation will also assume Digital's existing employment agreements with Thomas Lakeman and Jeffery Gaul.

     6.5 FURTHER ASSURANCES. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

     6.6 STATE TAX ASSUMPTION. Digital has obtained a tax clearance certificate (the "Tax Clearance Certificate") from the California Franchise Tax Board ("FTB") and, in that connection, Joshua Greer has executed, and delivered to the FTB, an assumption of tax liability ("State Tax Assumption"). Sub agrees to enter into an Assumption Agreement with Joshua Greer, substantially in the form of Exhibit "J" hereto, whereby Sub will assume the State Tax Assumption.
        -----------

     6.7 DIGITAL DEBT AND PERSONAL GUARANTEES. With respect to each item of indebtedness comprising the Digital Debt, Parent or Sub will pay off such item as and when due and payable in accordance with its terms, excluding Digital Accounts Payable which may or may not be paid in accordance with their terms but which shall be paid by Parent or Sub. To the extent that either or both of the Controlling Shareholders have personally guaranteed such items of indebtedness, Parent will (a) obtain the release of such personal guarantees, or (b) indemnify the Controlling Shareholders and hold them harmless from liabilities resulting from Parent's or Sub's breach of their obligations under the preceding sentence.

     6.8 PURCHASER REPRESENTATIVE. With respect to the Digital Shareholders identified on Schedule 4.31 hereto as not being accredited investors, (a) the
              -------------
Purchaser representative shall furnish to Parent, to Parent's satisfaction, a completed Purchaser Representative Questionnaire, substantially in the form of Exhibit "K" hereto; and (b) each such Digital
                             -----------
Shareholder shall furnish to Parent a signed Purchaser Acknowledgement in connection therewith.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATION OF DIGITAL AND THE DIGITAL SHAREHOLDERS TO EFFECT THE MERGER. The obligation of Digital and the Digital Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) (i) the appropriate officers of Parent shall have executed and delivered to Digital at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-1" hereto, and (ii) the
                                          -------------
appropriate officers of Sub shall have executed and delivered to Digital at the Closing, a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto;
        -------------

          (b)  Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(b) hereto;
---------------

          (c) Digital shall have received a corporate certificate of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, both as certified by the Secretary of State of Delaware;

          (d) there shall have been delivered to each of the Digital Shareholders at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of the hereof (the "Agreement to be Bound to the Registration Rights Agreement"), substantially in the form of Exhibit "B" hereto;
            -----------

          (e) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedule 6.3(b) hereto receiving
                                            ---------------
options to purchase Parent Stock, substantially in the form of Exhibit "C"
                                                               -----------
hereto;

          (f) Parent shall have executed and delivered at the Closing a Warrant Agreement for each of the Persons listed on Schedule 6.3(b) hereto receiving
                                            ---------------
warrants to purchase Parent Stock, substantially in the form of Exhibit "D"
                                                                -----------
hereto;

          (g) Digital shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "E"
                                                                   -----------
hereto;

          (h) Digital shall have received from Parent such other documents as Digital's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Digital's counsel;

          (i) Digital shall have received the Tax Clearance Certificate from the FTB;

          (j) Parent and Sub shall have complied with all of the covenants and agreements set forth in Article VI hereof (except to the extent that Article VI provides for them to be complied with post-Closing); and

          (k) The Escrow Agreement and Assumption Agreement shall have been executed and delivered at the Closing by Parent, Sub and the Escrow Agent, as appropriate.

     7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          (a) the appropriate officers of Digital shall have executed and delivered to Parent at the Closing, a closing certificate, and incumbency certificate substantially in the form of Exhibit "F" hereto.
                                         -----------

          (b) Digital and the Digital Shareholders shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(b)
                                                             ---------------
hereto;

          (c) there shall have been delivered to Parent at the Closing, duly executed by each of the Digital Shareholders, (i) an Agreement to be Bound to the Stockholders' Agreement, substantially in the form of Exhibit "G" hereto;
                                                          -----------
and (ii) an Agreement to be Bound by the Registration Rights Agreement;

          (d) Parent shall have received a corporate certificate of good standing for Digital, and a copy of the Articles of Incorporation of Digital, both as certified by the Secretary of State of California;

          (e) as of the date three business days prior to the Closing the Digital Debt shall be no greater than $1.5 million;

          (f) Digital shall have complied with its obligations under Section 6.3(a) hereof;

          (g) Parent shall have received, at the Closing, a duly executed opinion of counsel to Digital and the Digital Shareholders, substantially in the form of Exhibit "H" hereto;
        -----------

          (h) Parent shall have received from Digital the Tax Clearance Certificate, indicating that no taxes are owed by Digital to state or local taxing authorities in the State of California;

          (i) Parent shall have received from Digital or the Digital Shareholders, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel;

          (j) Parent shall have received evidence satisfactory to it (i) that the assets and properties used in the Digital Business are free and clear of all Liens other than Permitted Liens, and (ii) of performance under Section 6.8 hereof; and

          (k) Parent shall have received, at the Closing, the Escrow Agreement executed and delivered by the Digital Shareholders and the Escrow Agent, respectively.


                                  ARTICLE VIII

                                INDEMNIFICATION

     8.1  INDEMNIFICATION BY PARENT.

          (a) Parent shall indemnify and hold the Digital Shareholders and Digital's directors, officers and employees (collectively, the "Digital Indemnified Parties") harmless from and against, and agree promptly to defend each of the Digital Indemnified Parties from and reimburse each of the Digital Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively a "Digital Loss") that any of the Digital Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i)    any breach or inaccuracy of any of the
representations and warranties made by Parent or Sub in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Parent pursuant to this Agreement; and

                    (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

          (b) Notwithstanding any other provision to the contrary Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all Digital Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $4,000,000 in the aggregate, and (iii) unless the Digital Shareholders have asserted a claim with respect to the matters set forth in Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Digital Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

     8.2  INDEMNIFICATION BY THE DIGITAL SHAREHOLDERS.

          (a) The Controlling Shareholders shall jointly and severally, and the Digital Shareholders (other than the Controlling Shareholders) shall severally and not jointly, indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to promptly defend each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) in the case of the Controlling Shareholders any breach or inaccuracy of any representations and warranties made by Digital or the Controlling Shareholders in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

                    (ii) in the case of each Digital Shareholder (including each Controlling Shareholder individually), any breach or inaccuracy of any representations and warranties made by such Digital Shareholder in or pursuant to this Agreement (specifically, the representations and warranties contained in Sections 4.2, 4.3(b), 4.5, 4.31, 4.32, 4.33 and 4.34), or in any instrument, certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

                    (iii) any failure by Digital or the Digital Shareholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Digital pursuant to this Agreement; and

                    (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.2.

          (b) Notwithstanding the above, none of the Digital Shareholders (including the Controlling Shareholders individually and as Controlling Shareholders) shall have any liability under Section 8.2(a)(i) above (i) unless the aggregate of all Parent Losses for which the Digital Shareholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $4,000,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Section 8.2(a)(i) or 8.2(a)(ii) or 8.2(a)(iv) (to the extent applicable to Section 8.2(a)(i) or 8.2(a)(ii)) within two years of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 hereof, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) (iii) or (iv) above.

     8.3  NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

          (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after the date of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.


                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 SURVIVAL; RECOURSE. None of the agreements contained in this Agreement shall survive the Merger, except that (i) the agreements contained in
Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 9.5, 9.10 and 9.11 hereof, shall survive the Merger (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V of this Agreement shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Digital or Parent, and shall bind the legal representatives, assigns and successors of Digital, the Digital Shareholders, Parent, for a period of two years after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

     9.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Digital:          Digital Planet
                             8501 Wilshire Boulevard
                             Suite 200
                             Beverly Hills, California 90211
                             Attention:  Joshua Lawrence Greer
                             Telephone:  310/967-0208
                             Telecopy:  310/289-1546


     With copies to:         Weissmann, Wolff, Bergman, Coleman & Silverman, LLP
                             9665 Wilshire Boulevard
                             Suite 900
                             Beverly Hills, California 90212
                             Attention: Daniel Wolff, Esq.
                             Telephone:  310/858-7888
                             Telecopy:  310/550-7191


     If to the Digital       To the address listed under the signature
     Shareholders:           line of the applicable Digital Shareholder


     If to Parent or Sub:    IXL Holdings, Inc.
                             Two Park Place
                             1888 Emery Street
                             2nd Floor
                             Atlanta, Georgia  30318
                             Attention:  James V. Sandry
                             Telecopy:  404/267-3801
                             Telephone:  404/267-3800


     With copies to:         Minkin & Snyder, A Professional Corporation
                             One Buckhead Plaza
                             3060 Peachtree Road, Suite 1100
                             Atlanta, Georgia  30305
                             Attention:  James S. Altenbach, Esq.
                             Telecopy:  404/233-5824
                             Telephone:  404/261-8000
     and to:                 Kelso & Company
                             320 Park Avenue
                             24th Floor
                             New York, New York  10032
                             Attention:  James J. Connors II, Esq.
                             Telecopy:  212/223-2379
                             Telephone:  212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     9.3 ENTIRE AGREEMENT. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     9.4 ASSIGNMENTS; PARTIES IN INTEREST Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided herein.

     9.5 FEES AND EXPENSES. All reasonable fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Surviving Corporation; provided, however that the fees and expenses incurred by Digital or the Digital Shareholders in excess of $25,000 shall be paid by the Digital Shareholders.

     9.6 GOVERNING LAW. This Agreement, except to the extent that the CCC or the DGCL is mandatorily applicable to the Merger or the rights of the shareholders of Digital or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     9.7 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     9.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     9.10 POST-CLOSING ACCESS. For a period of three years after the Closing Date, the Digital Shareholders and their agents and representatives shall have reasonable access to the books and records of the Digital Business.

     9.11 POST-CLOSING NOTICE. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects any of the Digital Shareholders, the Surviving Corporation shall promptly notify the affected Digital Shareholder of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

     9.12 CERTAIN DEFINITIONS.  As used in this Merger Agreement:

          (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Digital Real Property or interfering with the ordinary conduct of any of the Digital Business; and (e) those Liens listed on Schedule 9.12;
                                        -------------

          (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of Digital" shall refer to the knowledge, subject to clause (i) above, of any of the Controlling Shareholders; and

          (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of that are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Sub); provided, however, that with respect to the Parent,
                          --------  -------
the terms "Subsidiary" and "Subsidiaries" shall not include (i) University Netcasting, Inc., or (ii) Digital.

     9.13 SCHEDULES. Any item or matter disclosed by or on behalf of a party hereto on one or more of its Schedules shall be deemed to be disclosed by such party on each of its Schedules.



                      - SIGNATURES ON THE FOLLOWING PAGE -

   IN WITNESS WHEREOF, Parent, Sub and Digital have caused this Agreement to be signed by their respective officers thereunder duly authorized, and each Digital Shareholder has signed this Agreement, all as of the date first written above.


                    "DIGITAL"


                    DIGITAL PLANET, a California corporation



                    By: /s/ Joshua Greer
                       ------------------------------------------
                    Title:      President
                          ---------------------------------------


                    "PARENT"

                    IXL HOLDINGS, INC., a Delaware corporation


                    By: /s/ James V. Sandry
                        -----------------------------------------
                    Title:  Executive Vice President
                          ---------------------------------------


                    "SUB"

                    iXL-LOS ANGELES, INC., a Delaware corporation


                    By: /s/ James V. Sandry
                       ------------------------------------------
                    Title:  Executive Vice President
                          ---------------------------------------



                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                              "DIGITAL SHAREHOLDERS"


                              /s/ Joshua Greer
                              ----------------------------------------------
                              Joshua Greer


                              Address:  8501 Wilshire Blvd., Suite 200
                                        Beverly Hills, CA  90211


                              /s/ Paul Grand
                              ----------------------------------------------
                              Paul Grand


                              Address:  1291 Devon Avenue
                                        Los Angeles, CA  90024



                              /s/ Thomas Lakeman
                              ----------------------------------------------
                              Thomas Lakeman


                              Address:  8501 Wilshire Blvd., Suite 200
                                        Beverly Hills, CA  90211


                             /s/ Robert M. Burk
                             -----------------------------------------------
                             Robert M. Burk, Trustee of the Burk Family Trust dated 8.17/82


                              Address:  611 Woodruff Ave.
                                        Los Angeles, CA  90024

                                   EXHIBITS
                                   --------


Parent's Closing Certificate......................................  Exhibit A-1

Sub's Closing Certificate.........................................  Exhibit A-2

Agreement to Be Bound to the Registration Rights Agreement........  Exhibit B

Option Agreement..................................................  Exhibit C

Warrant Agreement.................................................  Exhibit D

Opinion of Counsel of Parent and Sub..............................  Exhibit E

Digital's Closing Certificate.....................................  Exhibit F

Agreement to be Bound to the Stockholders' Agreement..............  Exhibit G

Digital's Opinion of Counsel......................................  Exhibit H

Escrow Agreement..................................................  Exhibit I

Assumption Agreement..............................................  Exhibit J

Purchaser Representative Questionnaire............................  Exhibit K

                                 SCHEDULE 4.1
                                 ------------

                ARTICLES OF INCORPORATION AND BYLAWS OF DIGITAL

                                SCHEDULE 4.3(A)
                                ---------------

               HOLDERS OF DIGITAL STOCK AND DIGITAL STOCK RIGHTS

                                SCHEDULE 4.3(B)
                                ---------------

                             LIENS ON DIGITAL STOCK

                                 SCHEDULE 4.4
                                 ------------

                            SUBSIDIARIES OF DIGITAL

                                 SCHEDULE 4.5
                                 ------------

              CONFLICTS, REQUIRED FILINGS AND CONSENTS OF DIGITAL

                                 SCHEDULE 4.7
                                 ------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF DIGITAL

                                 SCHEDULE 4.8
                                 ------------

                      UNDISCLOSED LIABILITIES OF DIGITAL

                                 SCHEDULE 4.9
                                 ------------

                 EXCEPTIONS TO TITLE TO PROPERTIES OF DIGITAL

                                 SCHEDULE 4.10
                                 -------------

                           BAD EQUIPMENT OF DIGITAL

                                 SCHEDULE 4.11
                                 -------------

              INFRINGEMENT UPON INTELLECTUAL PROPERTY OF DIGITAL

                                 SCHEDULE 4.12
                                 -------------

                       LIENS ON REAL PROPERTY OF DIGITAL

                                 SCHEDULE 4.13
                                 -------------

                               LEASES OF DIGITAL

                                 SCHEDULE 4.14
                                 -------------

                             CONTRACTS OF DIGITAL

                                 SCHEDULE 4.15
                                 -------------

                       DIRECTORS AND OFFICERS OF DIGITAL

                                 SCHEDULE 4.17
                                 -------------

                             LITIGATION OF DIGITAL

                                 SCHEDULE 4.18
                                 -------------

                       EMPLOYEE BENEFIT PLANS OF DIGITAL

                                 SCHEDULE 4.19
                                 -------------

                            ERISA ISSUES OF DIGITAL

                                 SCHEDULE 4.21
                                 -------------

       PERMITS OF DIGITAL (INCLUDING EXCEPTIONS TO THEIR ASSIGNABILITY)

                                 SCHEDULE 4.23
                                 -------------

                              BROKERS OF DIGITAL

                                 SCHEDULE 4.25
                                 -------------

           INTEREST IN CUSTOMERS, SUPPLIERS & COMPETITORS OF DIGITAL

                                 SCHEDULE 4.26
                                 -------------

        EXCEPTIONS TO COLLECTIBILITY OF ACCOUNTS RECEIVABLE OF DIGITAL

                                 SCHEDULE 4.27
                                 -------------

            DEFAULT/PAST DUE STATUS OF ACCOUNTS PAYABLE OF DIGITAL

                                 SCHEDULE 4.28
                                 -------------

                             INSURANCE OF DIGITAL

                                 SCHEDULE 4.31
                                 -------------

CLASSIFICATION OF EACH DIGITAL SHAREHOLDER AS EITHER AN ACCREDITED INVESTOR OR
                          NOT AN ACCREDITED INVESTOR

                                 SCHEDULE 5.1
                                 ------------

           CERTIFICATE OF INCORPORATION AND BYLAWS OF PARENT AND SUB

                                 SCHEDULE 5.3
                                 ------------

          CONFLICTS, REQUIRED FILINGS AND CONSENTS OF PARENT AND SUB

                                 SCHEDULE 5.4
                                 ------------

                           PARENT OR SUB LITIGATION

                                 SCHEDULE 5.5
                                 ------------

                            PARENT AND SUB BROKERS

                                 SCHEDULE 5.6
                                 ------------

           CAPITALIZATION OF PARENT (INCLUDING PARENT STOCK RIGHTS)

                                 SCHEDULE 5.7
                                 ------------

                            SUBSIDIARIES OF PARENT

                                 SCHEDULE 5.9
                                 ------------

                    PARENT AND SUB UNDISCLOSED LIABILITIES

                                 SCHEDULE 5.13
                                 -------------

                  EXCEPTIONS TO ABSENCE OF CHANGES OF PARENT

                                SCHEDULE 6.3(B)
                                ---------------

       OPTIONS AND WARRANTS RECEIVED BY HOLDERS OF DIGITAL STOCK RIGHTS

                                SCHEDULE 7.1(B)
                                ---------------

                                PARENT CONSENTS

                                SCHEDULE 7.2(B)
                                ---------------

                              CONSENTS OF DIGITAL

                                 SCHEDULE 9.12
                                 -------------

                          PERMITTED LIENS OF DIGITAL